UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 4, 2009

Date of Report (Date of earliest event reported)

Heritage Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	0-11255	54-1234322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Granby Street, Norfolk, Virginia 23510

(Address of principal executive offices, including zip code)

757-648-1600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) Heritage Bankshares, Inc. (the “Company”) has entered into an amendment (the “New Amendment”) to the Employment Agreement dated as of February 7, 2005, as amended (the “Employment Agreement”), with Michael S. Ives, its President and Chief Executive Officer. (Please see the Current Reports on Form 8-K filed by the Company on February 11, 2005, July 5, 2006 and December 26, 2006 for additional discussion regarding the terms of, and copies of the applicable documents with respect to, the Employment Agreement.) The New Amendment was executed and delivered on March 4, 2009, but the terms of the New Amendment are effective as of January 28, 2009, the date on which the Board of Directors of the Company approved such terms and final agreement was reached with Mr. Ives with respect to such terms.

Under the New Amendment, (i) the current term of the Employment Agreement, which was set to expire on December 31, 2009, was extended until December 31, 2013; (ii) the Company and Mr. Ives agreed to commence discussions in 2011 for purposes of determining whether, and if so on what terms, to continue the Employment Agreement after expiration of its extended term; (iii) effective January 1, 2010, the base salary payable to Mr. Ives under the Employment Agreement will be increased from its current rate of $200,000 per year to the rate of $250,000 per year, subject to periodic review and increase thereafter; and (iv) Mr. Ives is eligible to receive an annual incentive bonus based on performance during the applicable year, as determined by the Board of Directors in its discretion, but no annual bonus may exceed 35% of the base salary paid to Mr. Ives during the applicable year.

The New Amendment is attached as Exhibit 10.19 under Item 9.01 of this Form 8-K and is incorporated herein by this reference. The foregoing description is summary in nature and does not purport to be a complete description of the terms of Mr. Ives’ employment with the Company; please refer to the complete Employment Agreement (including previous amendments) and the New Amendment for full terms.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(a) Exhibits

10.19	Amendment to Employment Agreement of Michael S. Ives

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heritage Bankshares, Inc.
(Registrant)
Date: March 5, 2009
/s/ John O. Guthrie
John O. Guthrie
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.19	Amendment to Employment Agreement of Michael S. Ives